SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


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            (as permitted by Rule 14a-6(e)(2))
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     [X]    Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                         Meridian Insurance Group, Inc.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)


            --------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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FOR IMMEDIATE RELEASE



Contact:  Steven R. Hazelbaker
          Executive Vice President and Chief Operating Officer
          (317) 931-7269

          MERIDIAN INSURANCE GROUP, INC. ANNOUNCES DISMISSAL OF LAWSUIT


Indianapolis, Indiana (April 11, 2001)----Meridian Insurance Group, Inc. (Nasdaq: MIGI) announced today that on April 10, 2001, the United States
District Court for the Southern District of Indiana, Indianapolis Division, dismissed the lawsuit brought by a Meridian shareholder, Gregory M. Shepard, against Meridian and its Board of Directors. In his lawsuit, which was filed on December 8, 2000, Mr. Shepard sought an injunction to prohibit the pending merger between Meridian and State Automobile Mutual Insurance Company, as well as monetary damages. The District Court's ruling forecloses Mr. Shepard's ability to obtain an injunction against consummation of the pending merger.

Meridian Insurance Group, Inc. provides automobile, homeowners, farmowners, other personal lines of coverage, and commercial insurance. Meridian writes business in Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, North Dakota, Ohio, Pennsylvania, South Dakota, Tennessee, Virginia, Washington, Wisconsin and the District of Columbia.

This release is neither an offer to sell nor a solicitation or an offer to buy the securities of the Company, nor a solicitation of a proxy. Any such offer or solicitation will only be made in compliance with applicable securities law.